Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q1 2011 Tidewater Earnings Conference Call

Event Date/Time: Aug 05, 2010 / 03:00PM GMT

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater - EVP and Chief IR Officer

Dean Taylor

Tidewater - Chairman, President, and CEO

Quinn Fanning

Tidewater - EVP and CFO

Jeff Platt

Tidewater - COO

Steve Dick

Tidewater - EVP in charge of Strategic Relationships, Shipyard Operations, Vessel Acquisitions and Dispositions

CONFERENCE CALL PARTICIPANTS

Sean Milligan

Johnson Rice & Company - Analyst

Terese Fabian

Sidoti & Company - Analyst

Arun Jayaram

Credit Suisse - Analyst

Sean O’Malley

Wedge Capital Management - Analyst

Jud Bailey

Jefferies & Co. - Analyst

Eric Gordon

Analyst

Richard Sanchez

ODS PetroData - Analyst

PRESENTATION

Operator

Good afternoon. I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2011 first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions) Thank you. I would now like to turn the call over to Mr. Joe Bennett. Sir, you may begin your conference.

Joe Bennett - Tidewater - EVP and Chief IR Officer

Thank you, Samarian. Good morning everyone and welcome to Tidewater’s fiscal 2011 first quarter earnings results conference call, for the period ended June 30, 2010. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are— our Chairman, President and CEO, Dean Taylor; Jeff Platt, our Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; Steve Dick, Executive Vice President in charge of Strategic Relationships, Shipyard Operations, Vessel Acquisitions and Dispositions; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

In a minute, I’ll turn the call over to Dean for his initial comments. To be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap up comments before the open with calls for question.

First, let me say that during today’s conference call, Dean, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements, may be found in the risk factor’s section of Tidewater’s most recent Form 10-K.

With that I’ll turn the call over to Dean.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thank you, Joe. Good morning, everyone. Earlier today, we reported fully diluted earnings per share for our first fiscal quarter of $0.77. Which compares with $0.86 for the year ago quarter and the $1.10 we reported for our March quarter. This current quarter’s financial results were in the middle of earnings per share range we indicated in our pre-announcement of July 21.

The results for the first quarter reflect continued weakness in the offshore market, but, are consistent with our views that we have stated in previous earnings calls that our industry cycle is bottoming, marked by softer vessel utilization and downward pressure on day rates. As Quinn will highlight momentarily, this is what occurred last quarter and is continuing as we speak. Importantly, though, as the industry has been and continues to be buffeted by economic cross-currents and now the fallout from the Gulf oil spill, Tidewater has demonstrated its ability to manage those operating variables directly within its control. We will aggressively continue to manage those variables.

One of the most important variables under our control is safety. Last quarter continued Tidewater’s excellent safety performance record. Touch wood, we have now worked over 700 days since our last LTA, for nearly two years. This accomplishment represents more than 70 million man hours of work, a notable milestone. We remain committed to being the safest offshore service company in the industry. That commitment is not just because it helps us with our insurance cost, but because we believe that it helps us to better compete for work. Those collateral benefits are substantial.

We dedicate ourselves to that commitment, because coming home from work safely after each shift, should be a given for every Tidewater employee and for every employee of our customers. It’s the right way to operate a company, especially one that daily confronts the challenges and risks inherent in operating offshore, which were never more dramatically driven home than by the recent Deepwater Horizon incident.

That incident and the resulting oil spill have put the offshore industry in the spotlight. While we don’t know how our business is going to change in the future, much like how 9/11 changed the country, April 20, 2010 has changed and will continue to change our business. Tidewater has an advantage of having lived through several significant industry turning points, such as the Santa Barbara oil spill in 1969 and the 1989 Piper Alpha explosion in the North Sea, to name just two. Major rig incidents have also occurred offshore Brazil, Eastern Canada and in Mexico in the past—each one challenging the business and forcing industry changes. Tidewater has adapted to the various challenges and regulatory changes in the past, while continuing to grow and prosper. We fully expect to do the same after the Deepwater Horizon incident.

We do not anticipate that the United States Government or the oil industry will abandon activity offshore or, specifically, the deepwaters offshore, because that is where significant crude oil and natural gas resources are likely to be found. Though our customer list may be adjusted somewhat following this incident, due to new legislation limiting smaller operator participation in the Gulf, a large percentage of our business is already with the supermajors, the NOCs and the other larger operators that we expect to be the long-term players offshore. More broadly, while one might expect that the offshore industry will be operating in a new regulatory environment that is intended to minimize the risk of catastrophic failure, we envision offshore work growing in the long-term. I don’t know when deepwater drilling will resume in the Gulf of Mexico, nor do I know when the absolute bottom in our industry cycle will be reache,. but I remain relatively confident that sometime within the next calendar year things should begin to improve for our industry.

At this point, let me turn the call over to Quinn, to detail the financial results of the quarter, and provide guidance about our near term outlook. Afterwards, I will give you my thoughts about our industry outlook and Tidewater’s strategy. Quinn?

Quinn Fanning - Tidewater - EVP and CFO

Thank you, Dean. Good morning, everyone. First, I’ll call your attention to earnings press release, which we put out this morning, prior to the market’s opening. As most of you know, we also pre-announced preliminary quarterly results on July 21. Note also, that we expect to file our quarterly report on Form 10-Q, through the EDGAR filing service, some time before the close of business today.

Turning to financial results, as of and for the three-month period ended June 30, 2010, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results, and then provide our near- to intermediate-term outlook. As usual, I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.77 for the June quarter, versus diluted earnings per common share of $1.10 for the March quarter and diluted earnings per common share of $0.86 for the June quarter of fiscal 2010.

I highlight the following items for your period-to-period comparisons—

First, in regards to the just completed June quarter, and consistent with our guidance in May, other vessel costs, which is part of vessel OpEx, includes the approximate $2.6 million cost, or $0.4 per share after tax, to mobilize six stacked vessels out of one of our international area in advance of the expected dispositions of those assets.

Second, also consistent with guidance, repair and maintenance costs were up $4.2 million quarter-over-quarter, of which, about $3.5 million, or $0.6 per share after tax, related to the scheduled 5 year special survey and drydock of one of our large VS486 anchor handling towing supply vessels. This drydock was begun late in the first quarter and the estimated cost of the drydock, was all recognized in the first quarter. The lost revenue of $2.5 million, however, will straddle the first and second fiscal quarters. Now certainly, drydock costs are a normal part of our business. I wanted to draw this item to your attention, however, such that you can better understand the quarter-over-quarter movements and key cost categories.

In regards to the March quarter, first, recall that we recognized a $5.4 million, or $0.7 per share after tax, net insurance recovery under our marine policy for vessels seized in the first and second quarters of fiscal 2010 by PDVSA and a PDVSA affiliate. That amount was included in the Provision for Venezuelan Operations on our income statement.

Also in the March quarter, we recorded an $11 million foreign exchange gain, or $0.21 per share after tax, related to the January devaluation of the Venezuela Bolivar given the net liability position at which we currently carry our Venezuelan operations for financial reporting purposes.

Third, recall that we accrued $11.4 million, or $0.22 per share after tax, in the March quarter, for our preliminary settlement with Securities and Exchange Commission for matters related to our previously disclosed internal investigation. This amount, which includes a $3 million contingent penalty, was included in general and administrative expenses in the fourth quarter of fiscal 2010. Note also, that the Company and the SEC have now agreed to a settlement, which remains contingent upon confirmation by a federal district court. Discussions with Department of Justice on related matters are still on going.

Finally, in the March quarter we accrued a $1 million, or $0.2 per share after tax, special safety bonus for our vessel masters and other leaders within the offshore work force following our strong safety results in fiscal 2010. This amount was included in the crew expense line item, within the detail behind vessel operating costs.

In the June and March quarters, following our normal vessel impairment analyses, we took impairment charges on stack vessels of $1.3 million and $1.1 million, respectively, or about $0.2 per share after tax in each quarter. These amounts are included in Gains on Assets Dispositions, net.

Recall also, that last year we took the initial charge for the seizure of our business in Venezuela of $48.6 million, or $0.93 per share after tax. This amount was also included in the Provision for Venezuelan Operations.

Also in the June 2009 quarter, we had an approximately $5 million, or $0.8 per share after tax, charge related to the temporary importation process in Angola. This amount was included in the other line item, within the detail behind Vessel Operating Costs.

Note also, that in the June 2009 quarter, we had a particularly good quarter for gains on asset dispositions, net, with approximately $7 million, or $0.9 per share after tax, in higher than typical gains on asset dispositions.

I’ll also highlight for you the quarter-over-quarter change in our effective tax rate which was 18.5% in the June quarter and 4.3% in the March quarter, respectively. In particular, the effective tax rate for June 2010 is 2.5 percentage points higher than my guidance in May due primarily to higher than assumed profitability in the relatively higher tax US business, as activity picked up with the oil spill response efforts. Margin compression in the international business also contributed to the higher effected tax rate as we are subject to deemed profits taxes in certain jurisdictions. The 2.5 percentage point higher tax rate equates to approximately, $0.2 per share. The 18.5% effective tax rate is now our current best estimate for our tax rate for the full fiscal year, but it of course remains subject to change as a results of the blend of earnings from the many tax jurisdictions in which we operate as well as further updates as the fiscal year progresses.

In the March 2010 quarter, our operating tax rate was, in fact, 16%, but we also recognized various tax benefits related to a state tax settlement and a reversal of a FIN 48 liability and a couple of other accruals. Quite frankly, I could have probably done a little better job highlighting this item for you on our last call.

Parenthetically, also recall that in the June 2009 quarter, no tax benefits were recognized and certain elements of our provision for Venezuelan operations, the net effect of which was to push up our effective tax rate for financial reporting purposes to approximately 28%.

Adjusted for the items noted, earnings per diluted common share for the three months ended June 30, 2010, was $0.89. That’s based on the current 18.5% effective tax rate. Normalizing for our operating tax rate in fiscal 2010 of 16% — or approximately 16% — adjusted earnings per diluted common share for the three months ended March 31, 2010 was about $0.93, which excludes $0.14 per share in tax benefits. Adjusted earnings per diluted common share for the June 2009 quarter was approximately $1.78. Adjusted results thus imply a quarter-over-quarter and year-over-year decrease in EPS of about 4% and about 50% respectively.

In the June 2010 quarter, we also acquired a bit less than 500,000 shares, under our buyback authorization for approximately $20 million. The EPS impact was immaterial in the June quarter, but I’ll return to this topic later in my remarks.

For the June 2010 quarter, annualized after tax return on average unleveraged capital of about $2.6 billion was about 6.5%, which is below our estimated weighted average cost of capital, but I believe represents somewhat better performance than the trough results experienced by Tidewater and other energy and energy service companies in prior down cycles.

Overall vessel revenues of $262 million for the June quarter were up 1.3% quarter-over-quarter and down approximately 15% year-over-year, about a quarter of which relates to the expropriation of our Venezuelan business. Vessel revenue for the June quarter was reasonably consistent with our expectations at the time of our May earnings call though, in retrospect, some of you may have been confused by my comments in May in regards to our expectation that vessel revenue would average plus or minus $275 million in fiscal 2011. I’ll return to this topic as well when we discuss the outlook.

In any event, for quarter-over-quarter comparisons in regards to vessel revenue, I’ll highlight for you the following four items—

One, we took delivery of ten vessels in the June quarter, including one deepwater anchor handling towing supplying vessel, two deepwater PSVs and seven 5,000 break horse power anchor handling towing supply vessels which are considered to be part of our towing supply and supply vessel class. The contribution of vessel revenue from these ten vessels in the June quarter, plus incremental revenue generated by seven vessels that were delivered over the course of the March quarter, was approximately $10 million. Four of these ten newly delivered vessels have contracts with a term of one year or longer; four have contracts with a term of between six and 12 months; one vessel has a term contract of less than six months; and one vessel is currently working the North Sea spot market.

Number two, offsetting the quarter-over-quarter revenue contribution from new deliveries, was lost revenue of approximately $6.5 million resulting from the stacking of additional older vessels. For the June quarter, we stacked an additional 21 vessels, two previously stacked vessels returned to service and 13 vessels from the previously stacked fleet were sold. We thus, began the quarter with 83 stacked vessels and we finish the quarter with 89 stacked vessels.

Number three, the effect of having one additional day in the quarter, as compared to the March quarter was about $2.5 million in higher vessel revenue.

Number four, accounting for items one through three, the remaining quarter-over-quarter variance of approximately $4.2 million — and that’s a negative number — is attributed to quarter-over-quarter day rate and utilization variances within the active fleet. In regards to day rates and utilization trends over all, day rates are relatively flat quarter-over-quarter and reported utilization was up very modestly.

Now, if you dig into this morning’s press release a bit, you’ll see that fleet wide average day rates were down only $20 quarter-over-quarter, or 0.2%, while day rates for the deepwater class was down about 4.5% and day rates for the towing supply and supply class was down about 1%. Recall, that these two vessel classes collectively represent about 75% of our fleet count and about 85% of vessel revenues.

As we discussed in May, these seemingly incongruous trends largely reflect a continuing mix benefit that results from the offsetting effects of new vessel deliveries and the stacking of additional older vessels. Said another way, as was the case in the last couple of quarters, average vessel count is essentially flat and — setting aside for a moment the North Sea and the US Gulf of Mexico — day rates may be bottoming or even going sideways for a bit, but they have not yet moved upward appreciably, from our perspective. Nonetheless, Tidewater’s average working vessel is larger, is higher spec than was the case in the proceeding quarter and our reported average day rates have generally held in there quarter-over-quarter.

We view quarter-over-quarter utilization trends somewhat more positively, however, particularly if one adjusts for the effects of stacking additional vessels and focuses instead on utilization of the still active fleet and utilization, in particular, of the new vessels. In fact, utilization for the deepwater class of vessels, was up about 4 percentage points quarter-over-quarter . While reported utilization for the towing supply and supply class was off approximately 2 percentage points quarter-over-quarter. Utilization of the active towing supply and supply vessels, i.e. adjusting for stack vessels, was up about 1.5 percentage points quarter-over-quarter . While not a major move up, we think this is a positive sign and it’s directionally consistent with the generally positive trends being reported by the contract drillers. In our view, lower utilization will need to continue this upward trend, before day rates can do likewise.

Our new vessel fleet now stands at 177 vessels and accounted for about 77% of first quarter vessel revenue and about 86% of vessel level cash operating margin in the June quarter.

For these newer vessels, which is really our go forward fleet, quarter-over-quarter revenue was up about $6.5 million or about 3%. Day rates for the new equipment, at about $15,000 a day, were off about 4% and utilization, at about 85%, was up a couple of percentage points quarter-over-quarter.

Parenthetically, average day rates on the traditional vessels were up about $350 per day, or about 4.5 percentage points. Reported utilization was off about 3 percentage points, which, again, primarily reflects stacking activity because utilization of the active traditional fleet was stable or even up modestly.

Turning to OpEx, vessel operating costs were approximately $155 million for the quarter, or consistent with our guidance in May. I’ve already mentioned the $2.6 million cost to mob stacked vessels in the June quarter and the $3.5 million cost for the first of our four VS486 dockings that are scheduled for fiscal 2011. Other line items generally came in very close to our expectations.

Vessel level cash operating margin, which was also recently consistent with our expectations, was 41% for the quarter and was driven by unusual items that were highlighted in our May call and again summarized here.

Below the vessel margin line, at approximately $12 million and approximately $5.6 million, respectively, proceeds from, and gains on, asset dispositions, was reasonably consistent with recent quarters’ averages.

As discussed earlier, note that gains on asset dispositions were after $1.3 million in impairment charges. G&A expense was down quarter-over-quarter because of the SEC related charge in the March quarter, but, was consistent with the low end of historical guidance due, in part, to lower personnel costs.

Looking at some more specifics in terms of results by segment and asset class, I’ll note that international vessel revenue was essentially flat quarter-over-quarter and was off about 17% year-over-year. Average international vessel count, at 340, was up three vessels quarter-over-quarter.

For the international deepwater class, which accounted for approximately 34% of vessel revenue in the first quarter, average vessel count was up three vessels to 52 vessels. Utilization, at 83.6%, was up about 5 percentage points quarter-over-quarter. International deepwater day rates, at about $22,700 a day, were down about 5% quarter-over-quarter. The quarterly trend largely reflects the delivery of three deepwater vessels in each of the March and June quarters.

Current utilization for the international deepwater fleet is essentially flat relative to the June quarter’s averages and average day rates are off a couple of percent from the June quarter’s averages. For the core international towing supply and supply fleet, which accounted for about 45% of first quarter vessel revenue, utilization, at 53.9%, was down about 3 percentage points and average day rates, at about $12,100 a day, were off about 1% quarter-over-quarter.

Current utilization and day rates for the international towing supply and supply class are generally flat to modestly negative relative to the June quarter’s averages.

For the smaller US segment, domestic vessel revenue was up about 10% quarter-over-quarter and it was up about 2% year-over-year.

For the US deepwater class, which accounted for about 6.5% of first quarter vessel revenue, vessel count was up one vessel quarter-over-quarter. Utilization for US deep quarter, at 91%, was off about 1 percentage point quarter-over-quarter and average day rates, at about $25,700 a day, were essentially flat quarter-over-quarter . Current utilization and day rates are reasonably consistent with the June quarter’s averages.

For the US towing supply and supply fleet, which accounted for about 3% of first quarter revenue, utilization, at 44.1%, was up about 2 percentage points quarter-over-quarter . Average day rates, at about $7,700 a day, were up about 4% quarter-over-quarter. Both trends largely reflect higher activity levels due to the oil spill response effort.

Relative to the June quarter’s averages, current utilization for US towing supply and supply is up a couple of percentage points and day rates are, likewise, up a bit. Unlike some of our US based peer companies, however, the revenue and earnings impact of the spill response effort has not been material for Tidewater — and that’s neither positive or negative. That’s obviously because of the small relative size of our US Gulf of Mexico operation.

Before I turn to our outlook for the next few quarters, one additional item that I would like to cover in my remarks, is the current status of our Sonatide joint venture in Angola. My comments are consistent with the disclosures that will be included in our quarterly filing this afternoon, but I know that this is topic that a number of investors have inquired about. So, I hope to address some of these questions here.

Specifically, the current Sonatide joint venture agreement was set to expire on July 31, 2010. In recent months, pending the completion of ongoing discussions between Tidewater and Sonatide, the JV was extended to allow the joint venture to fulfill the full term of numerous vessel charters with JV customers. That ultimately covered a substantial portion of our fleet in Angola and, in some cases, accommodated multi-year charter agreements.

More recently, Tidewater and Sonatide agreed to extend the termination date of the overall joint venture by six months to January 31, 2011. And this is to allow us more time to negotiate the terms of a new and more permanent joint venture agreement. While there are no assurances that a final agreement will be reached in regards to a new a joint venture agreement, we continue to have very constructive discussions with representatives of Sonangol and we certainly expect the Angolan operation will remain an important element of the Tidewater franchise.

Now turning to our outlook, as we discussed last quarter, the contribution from newer vessels will continue to be a very large percentage of vessel revenues and vessel level cash operating margin as we continue to take delivery of new vessels, on the one hand, and continue to stack and dispose of older vessels, on the other hand.

In the September quarter, we expect to take delivery of 12 new vessels, including three deepwater PSVs, eight non-deepwater AHTS vessels and one crew boat. Two of the three PSVs and six of the eight AHTS vessels are vessels that we committed to purchase after March 31 for a total cost of about $180 million. The other two AHTS vessels were purchase commitments totaling $21 million that we had outstanding at March 31. Also note that we have already taken delivery of eight of the 12 vessels that are expected in the September quarter.

Also in fiscal 2011, and subsequent to the September quarter, we’re scheduled to take delivery of five deepwater PSVs and three non-deepwater AHTS vessels. Offsetting the revenue benefit of new deliveries, we expect to stack 15 to 20 vessels in the September quarter. And while contract cover should mitigate stacking activity subsequent to the September quarter, the revenue and margin contribution of the older vessels, is becoming less relevant to overall financial results.

A third variable related to the revenue outlook, is our dry docking schedule, particularly the docking schedule for the large VS486 AHTS vessels. At present, we expect to dock two of these vessels in the September quarter. As an update to our May call, we expect to move the third VS486 docking from the fourth fiscal quarter to third fiscal quarter based on our sense of the relative attractiveness of available charter opportunities as well as other operational considerations.

So based on current visibility on new vessel deliveries, vessels likely going to stack and our docking schedule, we still expect positive quarter-over-quarter revenue progression for remaining three quarters of fiscal 2011. The second quarter should be a bit better than the third quarter; the third quarter should be a bit better than the second quarter; and so on. Based on what we know today, we still believe that average quarterly vessel revenue for fiscal 2011 will be plus or minus $275 million.

Forward contract for the next 12 months on an available days basis remains about 50%. As we have discussed on prior calls, contract cover based on contracted vessel revenue relative to estimated vessel revenue is generally about 10 percentage points higher than contract cover based on contracted days relative to available days.

In regards to operating expenses, new deliveries and the docking of large AHTS vessels will put pressure on vessel operating costs over the next two quarters. As noted on the May call, we also expect to take a charge in the second quarter, in connection with a UK based, multi-employer pension plan. We still do not have a final assessment from the trustee on this, nor do we have a good basis to update our previous guesstimate of $6 million to $7 million. Nonetheless, when the assessment is finalized, we will take a charge that will be included in the crew cost line item within the detail behind vessel operating costs.

So based on our current sense of additions to, and subtractions from, the active fleet, the schedule for large dockings and known unusual items, we expect vessel operating expenses to be $172 million to $174 million in the September quarter, decrease to $156 million to $158 million in the December quarter, and then somewhat moderate in the March quarter. The expected vessel cash operating margin will follow a similar pattern, with a trough in the second quarter in the 35% to 37% range, somewhat rebounding to the 42% to 44% range in the December quarter, and then finishing the year, we hope, a bit better than that.

To wrap up guidance, we expect another good quarter in gains on dispositions, net in the second quarter — likely at, or better than, gains on dispositions realized in the June quarter. Finally, for modeling purposes, recall that our best estimate for fiscal 2011’s effective tax rate is 18.5%.

Turning to the balance sheet, available liquidity in capital demands.

Cash flow from operations for the June quarter was $53 million versus $70 million in the same period in fiscal 2009. CapEx in the June quarter was about $140 million. CapEx in the September quarter is expected to exceed $200 million due both to the recent vessel purchase commitments and progress payments on our ongoing construction program.

In addition to the regular quarterly dividend, as noted earlier, we also acquired a bit less than 500,000 Tidewater shares in the June quarter at an average price of $41.06 for a total cost of about $20 million. We have remaining authority on our buyback authorization of about $180 million.

We are presently predisposed to using operating cash flow in financial capacity to invest in the fleet. In the context of stock price weakness, following the US Gulf oil spill, the small buyback in the quarter was intended really to neutralize the dilutive effects of stock and option grants that have been made since the Company was last a purchaser of its shares in the first quarter of fiscal 2009 rather than any real shift in financial or investment strategy. So we’d ask you to consider the buyback in that context.

Total debt at June 30 was $300 million. The cash at 6/30 was about $123 million. As a result, net debt at quarter end was about $177 million. Net debt to net book capital at 6/30 was less than 7% and debt to adjusted LTM EBITDA was less than one times. And as we have stated on a number of prior occasions, we are comfortable with some additional amount of debt. Our intent, however, is to preserve our strong and very conservative financial profile.

Total liquidity at 6/30, including undrawn revolving credit capacity, therefore, was about $575 million. Against this, unfunded vessel commitments at June 30 approximated $505 million. And this includes 24 vessel construction projects and 11 vessel purchase commitments outstanding at June 30. CapEx for the remainder of fiscal 2011, related to vessel commitments approximates $366 million, including approximately $239 million to be paid in the second quarter and an additional $127 million that will be spread over the back half of fiscal 2011. CapEx in fiscal 2012 related to vessel commitments outstanding at June 30 approximates $137 million.

A couple other items I will quickly note...

The current maturity of $25 million at March 31 was reclassified as long-term debt at June 30, and, in fact, was refinanced in July with a draw on our revolving line of credit, which remains available to us until mid 2012.

Note also, since the close of the quarter we’ve borrowed about $100 million under our revolving credit facility in order to fund vessel purchases that have been completed since June 30.

Wrapping it up, from our perspective, while the OSV market may be a market that’s in transition for much of fiscal 2011, we remain strong believers in the long-term fundamentals of our business. Day-to-day, we remain focused on aggressively managing the variables that are within our control, including operating costs, rational capital deployment and the maintenance of our historically strong financial profile. Looking beyond the next hill, we’re stepping up our investment program now. And we’re selectively tweaking drydocks, in order to ensure that the Company is well positioned for an eventual market recovery.

And with that, I’ll turn it back over to Dean.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thank you Quinn. What I would like to do now, is take you from the level of financial detail that Quinn has covered to the 30,000 foot level of overall corporate strategy in light of current economic industry and post-spill business conditions. When I assumed my present position at Tidewater, I knew we would have to face the task of renewing the Company’s earnings power, which would require significant investment in new vessels over a number of years. During the past decade, Tidewater has invested over $3 billion in its fleet, first replacing, then boosting its potential earnings power. We’re not finished.

As Quinn told you, we currently have 35 new vessels scheduled to enter our fleet over the next two years, including several new vessel acquisitions effected this June quarter. Steve Dick continues to uncover potentially attractive new vessel acquisition opportunities, almost daily. We have evaluated various fleet acquisition opportunities, but have found, for the time being, that vessel versus fleet acquisitions provide us the best potential returns.

We’re determined to remain the leading global offshore support vessel company, with the youngest and most capable flee. and the most competent crew members to man it, in order to meet our customers’ growing and more demanding operating requirements. That means we will continue to invest in new assets, while expanding Tidewater’s capabilities as offshore work requirements demand.

The current industry downturn is presenting numerous and interesting investment opportunities. Meeting the changing needs of our customers will present another set of investment opportunities. Today, Tidewater has the strongest balance sheet in our industry, with only a 6% net debt to invested capital ratio. Our balance sheet provides Tidewater the strength to handle business downturns, such as that we presently encounter, the liquidity to capitalize on opportunities that we find, and importantly, the flexibility to act rather than react, when we feel the conditions and timing are right. This ability to act was obvious this past quarter, when the Company successfully acquired nine additional new vessels, most of which are already included in our fleet as we speak, along with the payment of our normal dividend and the repurchase of approximately $20 million worth of our own stock.

The offshore industry’s history of successful asset- intensive businesses is characterized by companies that have demonstrated a combination of sound investment timing with sound capital structures. We have seen strong operating companies weakened by poor investment timing, and likewise, weak operators that have been able to survive through good timing in deploying capital. A strong company deploying its capital at the right time represents a powerful combination, and we intend to be such.

In recent years, our vessel construction and vessel acquisition program has been largely financed with operating cash flow. We believe these efforts have essentially replaced the earnings capacity of the vessels we have stacked and sold, or those that we may possibly stack and/or sell in the future. As our focus has shifted in recent quarters, from earnings replacement to growing our business and its through cycle earnings power, investment activity has exceeded, and, at least in the near to immediate term, will likely continue to exceed what our immediate cash flow will support. As Quinn outlined, Tidewater continues to have more than adequate liquidity to follow through on our current capital commitments. We also believe that attractive longer term financing is available to the Company, to fund or to prefund our ongoing growth initiatives.

In sum, we have the largest new fleet among our major competitors, and we intend to maximize the Company’s earnings potential by a combination of strategic vessel acquisitions, that are completed at attractive prices and supported by financing on favorable terms. If we successfully act on available opportunities and continue to appropriately manage both our business and our finances, we are confident that Tidewater’s future earnings performance will be recognized and rewarded.

We’re now ready to take your questions. Samarian?

QUESTION AND ANSWER

Operator

(Operator Instructions) You have one question in the queue from the line of [Sean Milligan].

Dean Taylor - Tidewater - Chairman, President, and CEO

Hello, Sean, how are you?

Sean Milligan - Johnson Rice & Company - Analyst

Good morning, guys. Quinn, I think I missed it, but what are current utilization trends in the international towing and supply class?

Quinn Fanning - Tidewater - EVP and CFO

Current, as in since the close of the June quarter?

Sean Milligan - Johnson Rice & Company - Analyst

Yes.

Quinn Fanning - Tidewater - EVP and CFO

I’m just looking for notes here. I think I had mentioned that relative to the June quarter averages, that both day rates and utilization are generally flat to modestly negative since the June quarter. Not significant, one direction or the other.

Sean Milligan - Johnson Rice & Company - Analyst

Is it fair to say, then, that your note — maybe this last quarter, you saw utilization down a couple hundred basis points in that class. And as you’ve accelerated the replacement of older vessels, we should start to see that number moderate here?

Quinn Fanning - Tidewater - EVP and CFO

I think what you need to remember is that the denominator includes stacked vessels. And as we stack additional vessels, the reported utilization may, in fact, stay the same or even go up in an improving market that has focused on new equipment. But, really, what I was trying to draw attention to, is the utilization trends on the active fleet, which on a quarter-over-quarter basis, our largest classes were up in some cases moderately and some cases almost 5%.

Dean Taylor - Tidewater - Chairman, President, and CEO

Sean, I can give you the specific percentages, if you like. As of the end of the quarter the utilization was roughly 54%, 53.9%. The current, as we speak, right now, its 54.6% on a fleet of about 200 vessels.

Sean Milligan - Johnson Rice & Company - Analyst

Okay. Thank you, Dean.

Dean Taylor - Tidewater - Chairman, President, and CEO

Does that help you?

Sean Milligan - Johnson Rice & Company - Analyst

That helps, yes. And then, let see, moving on. The deepwater international fleet, the quarter-over-quarter deterioration in average day rate. You know, is any of that associated with the Enabler? Or how do we think about that excluding impact from the Enabler?

Dean Taylor - Tidewater - Chairman, President, and CEO

No, it’s not caused by the Enabler. What it is, is we’ve had some term contracts that were effected in 2007 and 2008 at very high rates. They rolled over and they didn’t roll over at rates that are as high. Does that make sense?

Sean Milligan - Johnson Rice & Company - Analyst

That makes sense, yes.

Dean Taylor - Tidewater - Chairman, President, and CEO

I can give you the utilizations statistics on that class, as well. At the end of the quarter they’re 83.6%, and they’re currently 86.4%.

Sean Milligan - Johnson Rice & Company - Analyst

Thank you, that’s very helpful, Dean.

Dean Taylor - Tidewater - Chairman, President, and CEO

Great, thank you, Sean.

Sean Milligan - Johnson Rice & Company - Analyst

The equity and income line a little lower this quarter, relative to the trailing four quarters. And you addressed the issues in Sonatide. But, how do we think about that line going forward? Does this quarter represent a new run rate? Or should we look at prior quarters for that?

Quinn Fanning - Tidewater - EVP and CFO

The results of the— I think you know that the equity in unconsolidated companies, is largely the Sonatide joint venture. You know, and really what you’re seeing in that line item, is what you’re seeing in the rest of the business, which is day rates generally down as the year has progressed. I wouldn’t— I don’t have any reason to believe you’re going to see dramatic reversal on that line item on a go-forward basis. So, I would guess that the— I don’t have it at my fingertips, but the number that you’re seeing in the June quarter is not a bad guesstimate as to what we’ll see on a go-forward basis. There’s nothing unusual driving that in the June quarter.

Sean Milligan - Johnson Rice & Company - Analyst

Thank you guys.

Dean Taylor - Tidewater - Chairman, President, and CEO

Did you hear that, Sean?

Sean Milligan - Johnson Rice & Company - Analyst

Yes, I got it. Thank you, Dean.

Dean Taylor - Tidewater - Chairman, President, and CEO

All right.

Sean Milligan - Johnson Rice & Company - Analyst

Bye.

Operator

The next question will go to the line of Terese Fabian.

Terese Fabian - Sidoti & Company - Analyst

Yes, thank you. I have a question on your markets, your global markets. Are there any that are stronger than you would have expected? And in those markets, you don’t have to name them specifically, but do you see more vessels coming in because of what’s happening in the gulf of Mexico?

Dean Taylor - Tidewater - Chairman, President, and CEO

Not yet. There’s one market that’s a little bit stronger than we would have thought. It’ probably in the Middle East. Everything else is pretty much the way we forecast them to be. We do think there is a risk, if this moratorium persists. That there is some bleeding of vessels from the Gulf of Mexico into other markets, that may exceed the amount of rigs that bleed into other markets. So, I think that’s a risk that— to which we’ll be attentive. But, we haven’t seen it yet.

Terese Fabian - Sidoti & Company - Analyst

Okay. And in terms of past cycles and retirement of older vessels. Do you think it’s going to be a gradual run off? Or at some point, do you think people will throw in the towel and pull out other operators?

Dean Taylor - Tidewater - Chairman, President, and CEO

Are you speaking of rigs, boats?

Terese Fabian - Sidoti & Company - Analyst

Boats, supply vessels.

Dean Taylor - Tidewater - Chairman, President, and CEO

I don’t think that the operators, that is the supply vessel operators, will have a choice. The customers will demand what they will demand. And when the market is in their favor, they tend to demand mostly newer equipment. So, it’s not as though someone with a 25 or 30-year-old vessel can choose to operate it, if he has no business for it. So I expect that the run off of the older equipment will be probably quicker than people imagine— would have imagined a couple of years ago. And that will probably be relatively complete within two to three years. Does that answer your question?

Terese Fabian - Sidoti & Company - Analyst

It does, indeed. And then, that leads me to my last question. Under these conditions are you still a buyer of vessels?

Dean Taylor - Tidewater - Chairman, President, and CEO

Yes.

Terese Fabian - Sidoti & Company - Analyst

Okay. Thank you.

Dean Taylor - Tidewater - Chairman, President, and CEO

You’re welcome. Thank you.

Operator

Your next question will go to line of Arun Jayaram.

Arun Jayaram - Credit Suisse - Analyst

Good morning.

Dean Taylor - Tidewater - Chairman, President, and CEO

How are you?

Arun Jayaram - Credit Suisse - Analyst

Doing well. Dean, I wanted to get some of your insights on your thoughts on your opportunity set in Brazil? Obviously, Brazil will be a market where they’re significantly increasing their deepwater rig needs, presumably it will drive a lot of demand for boats. And how you’re positioned in that market?

Dean Taylor - Tidewater - Chairman, President, and CEO

Well, we’re still the largest operator in that market. We think that we’re positioned well. What’s going to happen, I think it’s still subject to some change. There is a tendency for announcements to be made that are followed through in Brazil. So, lots of times the government will announce so many vessels will be built and so many rigs will be built in Brazil, and then they don’t follow through with that. So, we try to stay agile and prepared for what may eventually entail. And, we have great team down in Brazil. We have a lot of experience in Brazil. We’ve been there since 1974. Steve Dick was there for a number of years. I was there for a number of years. Jeff Platt was there for a number of years. We have a lot of experience within the company, of having managed our Brazilian operations on the ground in Brazil. So we feel comfortable with our presence there.

It’s not an easy place to make money. The Brazilian— the tendency is for people to read the headline, the day rate headlines in Brazil, and forget that the middle lines and the income statements tend to churn up and chew up a lot of what that headline day rate would otherwise entail. So, there are people who tend to go to Brazil and think that a day rate that might make some sense for them in the North Sea or in the Gulf of Mexico, makes sense for them in Brazil. And they in fact, they get a black eye, because it doesn’t make sense. So, we’ve been down there long enough to understand that you need to have a considerable amount at the top end of your revenue line, in order to have anything down at the bottom of your income line. It’s a tough place to do business. But, we’re there. We’re the largest operator there. And we intend to remain the largest operator there.

Arun Jayaram - Credit Suisse - Analyst

Dean, given some of the challenges that you just mentioned. I mean, is this a market where putting new equipment, new assets— where you generate an adequate rate of return, which makes you want to add to your leading market share or not?

Dean Taylor - Tidewater - Chairman, President, and CEO

Well, we don’t — we’re not in the business to just operate equipment for practice.

Arun Jayaram - Credit Suisse - Analyst

Exactly.

Dean Taylor - Tidewater - Chairman, President, and CEO

We’re not in the business to take our shareholder’s capital and turn it around to pay ourselves high salaries and nice stock options and bonuses and all that stuff. We’re and EVA company. This last quarter, we didn’t earn our cost of capital with our investments. But, as Quinn properly pointed out, we’re a long term believers in the business. And we think that the business will eventually return greater than its cost of capital. And in Brazil, we’ll treat Brazil like we do every other market. If we don’t feel like it’s going to return the long-term cost of capital by being in Brazil, we’re not going to be there, just to be there.

So, when we bid equipment in Brazil, we bid it at rates that we think will make sense through the cycle, not just at the bubble of the cycle, and not just at the trough of the cycle, but through the cycle. And that’s how we manage our business there. So — and I don’t think that’s going to change. We’ve got enough experience in Brazil to know how the country works. And know most of the traps that are inherent in doing business there. But, you know, we can’t guarantee what the Brazilian government is going to do in terms of taxation or what the Brazilian labor unions will do in terms of their cost of providing personnel. But, we try to plan for them and we try to mitigate those risks. That’s about as well as I can answer the question, I’m afraid.

Arun Jayaram - Credit Suisse - Analyst

Okay. Fair enough. Dean, there’s been some optimism regarding Pemex from some of the jackup operators regarding their views that Pemex given the budget increases that have been announced, that would increase at least their jackup activity, possibly meaningfully. I was just wanting to see what your crystal ball— and what you’re hearing from the ground regarding Mexico and outlook for 2011.

Dean Taylor - Tidewater - Chairman, President, and CEO

Jeff is a little bit closer to than I am. I used to run our business in Mexico, but that was a while back. Let me ask Jeff to respond, if he wouldn’t mind.

Jeff Platt - Tidewater - COO

Certainly, Thanks. Where the activity level is now, to the extent that they follow through and the rigs do pick up, obviously, you need the support service which the boats will follow. Certainly, we think that there’s an opportunity to come off of what today is a pretty unique over all activity market in Pemex. So, if the rigs come, the boats will follow.

Dean Taylor - Tidewater - Chairman, President, and CEO

You know, looking at it from a macro view, Arun. It’s inconceivable to me that the government of Mexico will not increase its activity levels in Pemex. Pemex provides about 33% of the gross national product of Mexico. It provides more than that percentage of their annual government’s operating budget. So, it’s inconceivable to me that they let activity continue to flounder, as they have the last couple of years. I don’t understand how they have done so, so far. But, I just don’t think they can allow that situation to continue. Seems to me that they need to become much more active. I feel they will become much more active. They’re now getting into the third year of the sextennial term of the president and typically the third, fourth, and fifth years are years when activity increases in a substantial way. But, we’re not seeing many signs of it other than announced jackup tenders, many of which may be rebids. So, it depends on whether how many of the jack up tenders are rebids and how many are new equipment, to really have any kind of feel for how much new activity will be engendered.

Arun Jayaram - Credit Suisse - Analyst

Thanks a lot, gentlemen.

Dean Taylor - Tidewater -Chairman, President, and CEO

Thanks, Arun.

Operator

The next question will go to the line of Sean O’Mally

Sean O’Malley - Wedge Capital Management - Analyst

Hi, good morning, thanks for taking my question. With respect to Sonatide, I know that you’re in the midst of negotiations and it may be difficult to comment. But, could you give us a sense of what the main differences are at this point? Is it mainly economic or are there other issues that you’re wrestling with?

Dean Taylor - Tidewater - Chairman, President, and CEO

Since we’re in the middle of those negotiations, if you wouldn’t mind, can I pass on that one for the time being? I think that the comments that we’ve made, both in our quarterly filing and comments that Quinn made, are very appropriate to what is occurring in terms of our negotiations with Sonatide. But, more than that, I think would be inappropriate for us to comment at this time.

Sean O’Malley - Wedge Capital Management - Analyst

Okay. No problem. I understand. Thank you.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thanks.

Operator

And the next question will go to the line of Jud Bailey.

Dean Taylor - Tidewater - Chairman, President, and CEO

Hello Jud.

Jud Bailey - Jefferies & Co. - Analyst

Good morning. Couple of follow ups from your prepared comments. Did I hear correctly, the outside of the Gulf of Mexico and North Sea, would you characterize rates everywhere else, as stabilizing and not trending down for the most part?

Dean Taylor - Tidewater - Chairman, President, and CEO

Yes, but that — you’ll see — if you have time to read our Q, that’s mostly an equipment mix issue, so far. Leading edge rates are still bottoming. I don’t think that we’ve seen the bottom of leading edge rates, so far. So it’s really — even though our fleet average rates are relatively stable, and in fact in some cases increasing. It’s really a mix matter, where some our mature equipment is rolled off and our new equipment is rolled in.

Jud Bailey - Jefferies & Co. - Analyst

Okay. That’s good color. Thank you. And to follow up on your answer to a previous question. You mentioned the Middle East is being stronger than what you would have thought. Would you like to guess on why that would be? That’s been a pretty soft rig market. So, I’m curious as to why that market’s been good on the boat side?

Dean Taylor - Tidewater - Chairman, President, and CEO

Well, its— we’ve picked up a fair amount of seismic work and I think that bodes well for increased activity from on the rig side. So, my guess is you’re going to see more improved market on the rig side in the Middle East.

Jud Bailey - Jefferies & Co. - Analyst

Okay. And then Quinn, just to follow up on your outlook comments. Did I hear you correctly, you said six of the eight anchor handlers to be delivered in the September quarter were vessels you purchased in the June quarter? Did I get that correct?

Quinn Fanning - Tidewater - EVP and CFO

Six of the eight were commitments that were outstanding in June, that’s correct.

Jud Bailey - Jefferies & Co. - Analyst

Okay. And then, did you say you plan on stacking 15 to 20 older vessels as well?

Quinn Fanning - Tidewater - EVP and CFO

That’s our best guess, where we sit today..

Jud Bailey - Jefferies & Co. - Analyst

Okay. That’s what I wanted. Thank you.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thanks Jud.

Operator

Okay. And the next question will go to line of Eric Gordon.

Eric Gordon Analyst

Good morning, gentlemen.

Dean Taylor - Tidewater - Chairman, President, and CEO

Hello Eric.

Eric Gordon Analyst

My question relates to the roughly $100 million, Quinn, I believe, that you mentioned. Since the end of the June quarter of increase and leverage associated with asset purchases. I was wondering if you could quantify the number of vessels purchased? And also whether that’s incorporated into your expected quarterly cash out lay moving forward in your press release?

Quinn Fanning - Tidewater - EVP and CFO

Thank you. The press release is consistent with tables that are included in the quarterly filing. But, I think we committed to nine vessel purchases over the quarter, three PSVs and the balance would be anchor handling towing supply vessels. The $100 million, I’ll say, on the revolver as I mentioned, was associated with closing on some of those purchase commitments that were in place as of June 30. And they would be part of the roughly $240 million in scheduled capital out flows, associated with vessel commitments, that you’ll see in the quarter. So, the number wasn’t $100 million in terms of out flow, but that was the borrowing associated with it. I think we’ve probably expended, probably 150% of that since June 30. And obviously, you know, when you see the capital expenditure schedule on the press release or in the Q, that is based on commitments outstanding as of June 30. And would not factor in commitments subsequent— commitments made subsequent to June 30.

Eric Gordon Analyst

Okay. But, did they incorporate not only vessels under construction, but acquired vessels as of June 30?

Quinn Fanning - Tidewater - EVP and CFO

That’s correct. The Q will have the detail that breaks out between construction and vessel purchases.

Eric Gordon Analyst

One other question, The purchases that you’re making, that you’re seeing attractive prices on, are they vessels that have already been entirely constructed? Are some still in construction, that provide opportunities for investment? Where are you seeing the best potential return opportunities in the industry today Dean? Thank you.

Dean Taylor - Tidewater - Chairman, President, and CEO

Well, Steve is up to his eyelids in this. He’s the most popular guy, I think, in Houston, these days. If you don’t mind, Steve will reply.

Steve Dick - Tidewater - EVP in charge of Strategic Relationships, Shipyard Operations, Vessel Acquisitions and Dispositions

Yes. It’s kind of been a mixed bag. We’ve— The purchases that we’ve made and identified have been — some of them have been delivered mostly, you know, less than a couple of years old. And some were getting in the last stages of construction. We’ve got a few of those that are cooking right now. And putting a modest down payment and then supervising or having people in the shipyard, to make sure that we’re getting what we want. But it’s been mixed. There’s been some that are already delivered that are already in the population. And others that are getting to the last stages of delivery. So, it’s a little bit of a mix.

Dean Taylor - Tidewater - Chairman, President, and CEO

For the most part, as you said. If we had ten, probably seven were completed already. Maybe three would be under construction, Eric. Would be the rough proportions?

Eric Gordon Analyst

That’s very helpful. Thank you.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thank you.

Operator

Your next question will go from the line of Richard Sanchez.

Dean Taylor - Tidewater - Chairman, President, and CEO

Hello Richard.

Richard Sanchez - ODS PetroData - Analyst

Good morning, gentleman. Richard Sanchez, ODS PetroData. I had a question about vessel values. I think a few months ago you had suggested that vessel prices, like this for purchasing new vessels, were like at or near build prices. With the attractive prices right now, how much better than the vessels build cost would you say these are?

Steve Dick - Tidewater - EVP in charge of Strategic Relationships, Shipyard Operations, Vessel Acquisitions and Dispositions

Richard, this is Steve Dick again. I would say that some of the purchases that we’ve made, have been probably even below the as-built price. Because people— the heat in the kitchen is not their main line of business. So, they want to do some other things. There are easier ways to make money than our business. But, we’re— usually as-built prices is kind of where we are now. Where as, you know, a year ago or 18 months ago it’s way up in the higher end. And there are some, like the Tidewater Enabler, you get some people that are in distress and you can make a good deal there. But generally the prices have certainly moderated. There’s some classes that it’s a little bit tougher to try to get a good deal. But, generally speaking the prices are going back — are retracting a little bit.

Dean Taylor - Tidewater - Chairman, President, and CEO

Richard, it depends on the class. There’s some classes where you can — we’re able to get them at below construction cost. Some classes that seem to be a little bit more popular, they’re not moving near to construction cost. And they’re actually, maybe, 110% or 120% of construction cost. So, it depends upon the class and as we see things get closer to construction, of course our interest rises proportionately.

Richard Sanchez - ODS PetroData -Analyst

Can I ask a little follow up? Along class lines, what types are we talking about? PSVs? Anchor Handlers? DP2?

Dean Taylor - Tidewater - Chairman, President, and CEO

Yes. Yes.

Richard Sanchez - ODS PetroData - Analyst

All right.

Dean Taylor - Tidewater - Chairman, President, and CEO

Well, what’s tended to happen is the larger PSVs cost— the prices have not fallen to construction costs yet. Smaller anchor handlers, they have. Mid size anchor handlers, they probably have. So, if that gives you any additional color or help, that’s about as good as I can do, I think.

Richard Sanchez - ODS PetroData - Analyst

All right. Thank you very much.

Operator

At this time there are no further audio questions.

Dean Taylor - Tidewater - Chairman, President, and CEO

Thanks, everyone, for your interest in our company, for your time today. We appreciate it very much and we wish all of you well. Thank you.

Operator

This concludes today’s conference call. Thank you all for participating, you may now disconnect.

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